Exhibit 10.13

Letter of Agreement
Purchase of Media Production, Distribution and Placement Services

This letter of agreement describes the terms and conditions of an agreement between 144media LLC (“144media”), a public relations organization headquartered in New York City and Better Bio Diesel (OTCBB BBDS with headquarters in Spanish Forks, Utah, hereinafter known as “the company.”

As agreed to by both parties:

1. Services Provided

144media LLC shall provide to the company public relations services that include all consultation, planning, production, post production, writing and editing, layout, duplication, distribution and placement activities necessary to execute national public relations campaigns highlighting one of more aspects of the company’s products, services, operations, personnel, innovations or other aspects of its business.

It is understood that these services shall result in the placement of these electronic and print materials as finished programming and/or written editorial material that is delivered to audiences by broadcast and cable television networks and stations, non-broadcast outlets such as airline video programming, internet portals and web sites, newspapers and newsmagazines, radio networks and radio stations.

2. Client Change Requests, Approvals and Timeliness

The company shall have the right to review and request changes on first drafts of all written materials and right of final approval on all rewrites. Changes beyond those requested on first drafts shall incur charges to be negotiated between the company and 144media on a case by case basis.

The company shall approve all written scripts for electronic productions. It shall further have the right to request changes on first edits of all electronic productions, and it shall have the right of final approval on all electronic productions. Changes of script or edited materials beyond those described above shall incur charges to be negotiated between the company and 144media on a case by case basis.

Failure by the company to provide change requests or specified approvals within five (5) business days of its receipt of editorial materials from 144media shall constitute a material breach of this agreement.

3. Guaranteed Placement, Placement Value and Measurement of Value

144media guarantees that its placement of all editorial materials in media outlets shall aggregate a total value of  $3,000,000 dollars with the value of placement determined by the fair market value costs necessary to purchase comparable air time and editorial space for the company’s advertising.

Measurement of value of company updates placed shall be calculated based on fair market value published rates for purchase of advertising time and space in electronic and print media to which materials are distributed.

4. Reporting

144media shall provide the company with a monthly written report of placements and the dollar value of placements accrued against total asset value of media placements purchased (such dollar amounts are determined as determined by method stated in the preceding Section 3).

5. Agreement Duration

The duration of this agreement shall be for two (2) years, or until the value of public relations materials placed in media outlets equals $3,000,000, whichever comes first; provided, however, that the duration shall not be for less than one (1) year.

6. Payment and Terms of Payment

In consideration for its services provided under this Letter of Agreement, 144 media shall receive as payment from the company a total of $3,000,000 worth of the restricted stock of the company, based on a price of  $00.75 per share of the company’s stock.

Payment of restricted stock shall be made to 144media within fifteen (15) business days of signing of this agreement by 144media and the company. Failure to transfer restricted stock in specified amounts under this agreement within fifteen (15) business days shall constitute a material breach of this agreement.

7. Start of Work

144media is prepared to begin work immediately upon its receipt of payment under this Agreement.

8. Default

Any failure of the company to transfer stock as required, provide timely review and approvals or fail to act in good faith to effectuate the terms of this Agreement  shall constitute a default. Upon default, all amounts due 144media hereunder shall be due and payable, and 144media may, in its sole discretion, immediately suspend performance and terminate this Agreement.

9. Indemnification

The company shall indemnify and hold harmless 144media, its agents, employees, legal representatives, heirs, executors or assigns from and against any and all losses, damages, expenses and liabilities or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof, including enforcement of this Agreement.

10. Choice Of Law/Arbitration

The resolution of all disputes, actions or proceedings arising out of this Agreement shall be determined solely and exclusively by arbitration, by a single arbitrator, under the rules of the American Arbitration Association as then in effect.

11. Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. A telefaxed copy of this Agreement shall be deemed an original.

12. Modification and Waivers

No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the Effective Date of this Agreement, and signed by both the company and 144media. No waiver of any breach, term, condition or remedy of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term, condition or remedy.

13. Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

14. Entire Agreement

This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on

 ________________ 2008:

 For 144media LLLC

Robert J. Geline, President

____________________________________________________
Signed
____________________________________________________
Full Legal Name (Print)

For Better Biodiesel, Inc.
David M. Otto

____________________________________________________
Signed
____________________________________________________
Full Legal Name (Print)